Exhibit 99.1

Physicians Formula Stockholders Approve Acquisition by Markwins

AZUSA, Calif. and City of Industry, Calif., November 8, 2012 (GLOBE NEWSWIRE) — Physicians Formula Holdings, Inc. (Nasdaq:FACE) (“Physicians Formula” or the “Company”) and Markwins International Corporation (“Markwins”) announced today that the stockholders of Physicians Formula approved the acquisition of Physicians Formula by Markwins at the meeting of stockholders of Physicians Formula held on November 8, 2012.

Upon the closing of the transaction, Physicians Formula will be owned by Markwins. The closing is expected to occur on or before November 13, 2012, but is subject to the satisfaction or waiver of remaining closing conditions

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics and skin care company operating in the mass market prestige, or “masstige,” market. Under our Physicians Formula brand name, created in 1937, we develop, market and distribute innovative, premium-priced products for the mass market channel. We differentiate our company by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, our products are sold in over 25,000 stores including those operated by Wal-Mart, Target, CVS and Rite Aid.

About Markwins International Corporation

Based in City of Industry, California, Markwins International Corporation is a global leader in color cosmetics, cosmetic accessories and beauty collections. Founded by Eric Chen, its chief executive officer, nearly 30 years ago, the privately-held company is recognized as a top 20 purveyor in the global cosmetic industry. Parent’s brands cater to and reach consumers of all ages, ethnicities and skin tones. Parent’s brand portfolio includes wet n wild®, The Color Workshop®, Black Radiance®, The Color Institute® and POP® amongst many others. As of September 2012, Parent’s brands can be found in over 42,000 retail outlets including Department, Specialty, Mass, Drug and Food stores, and are available in more than 60 countries, spanning 6 continents.

Forward-Looking Statements

This release may include predictions, estimates and other information that might be considered forward-looking statements, including, without limitation, statements relating to the completion of the merger. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors. If the merger is consummated, our stockholders will cease to have any equity interest in our company and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of our company are set forth in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2011, as amended on Form 10-K/A filed with the SEC on April 25, 2012, available at www.physiciansformula.com and the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  Unless otherwise required by law, we expressly disclaim any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts:

For Physicians Formula Holdings, Inc.:

Anne Rakunas
ICR, Inc.
(310) 954-1113
Anne.Rakunas@icrinc.com

For Markwins International Corporation:

For investors: Bill George at bgeorge@markwins.com

For media: Shaila Arora at shaila@arorapr.com

For all other inquiries: Alice Chen at alicechen@markwins.com